Exhibit 99.1

Genworth Financial Announces Third Quarter 2009 Results

Strategic Progress Continues On Multiple Fronts

Richmond, VA (October 29, 2009)—Genworth Financial, Inc. (NYSE: GNW) today reported results for the third quarter of 2009. Net income1, before provision for noncontrolling interests, was $45 million, or $0.10 per diluted share, compared with a net loss of $258 million, or $0.60 per diluted share, in the third quarter of 2008. Net operating income2, before provision for noncontrolling interests, for the third quarter of 2009 was $106 million, or $0.24 per diluted share, compared with $220 million, or $0.51 per diluted share, in the third quarter of 2008.

Reflecting the company’s recent reduction in ownership of Genworth MI Canada in the quarter from 100 percent to 57.5 percent in connection with an initial public offering (IPO) transaction, Genworth’s net income available to Genworth’s common stockholders was $19 million, or $0.04 per diluted share. On this same basis, net operating income available to Genworth’s common stockholders for the third quarter of 2009 was $81 million, or $0.18 per diluted share.

[1]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, operating income, operating income per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, operating income available to Genworth’s common stockholders, operating income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.

[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

	Three months ended September 30 (Unaudited)
	2009		2008
	Total	Per diluted share	Total	Per diluted share
(Amounts in millions, except per share)

Net income (loss)	$45	$0.10	$(258)	$(0.60)
Less: net income attributable to noncontrolling interests	26	0.06	N/A [3]	N/A

Net income (loss) available to Genworth’s common stockholders	$19	$0.04	$(258)	$(0.60)

Net operating income	$106	$0.24	$220	$0.51
Less: net operating income attributable to noncontrolling interests	25	0.06	N/A	N/A

Net operating income available to Genworth’s common stockholders	$81	$0.18	$220	$0.51

Weighted average diluted shares	451.6		433.1

Genworth’s results in the quarter included net operating income of $120 million from the Retirement and Protection segment and $96 million from the International segment. This was partially offset by net operating losses of $116 million in the U.S. Mortgage Insurance (U.S. MI) segment and $19 million in Corporate and Other. The impact of foreign exchange on net operating income in the third quarter of 2009 was an unfavorable $6 million.

Net investment losses, net of tax and other adjustments, decreased to $62 million from $478 million in the third quarter 2008, and increased on a sequential basis from $59 million in the second quarter. Net unrealized investment losses, net of tax, deferred acquisition costs (DAC) and other adjustments, declined to $1.4 billion from $3.0 billion in the prior year quarter. On September 21, 2009, Genworth completed an equity offering of 55.2 million

[3]	N/A—Not Applicable in the prior period.

shares for net proceeds of $622 million, bringing total outstanding shares at the end of the quarter to 488.5 million. Book value per share grew 10 percent sequentially to $25.42 per share from $23.01 per share as of June 30, 2009, reflecting improvement in the investment environment and the additional equity capital partially offset by an increased number of shares. Book value per share, excluding accumulated other comprehensive income (loss), decreased sequentially to $25.37 per share from $27.33 per share as of June 30, 2009.

“Genworth continued to make substantial progress across our business lines with improved sequential sales, emerging benefits from sound price increases in several lines, lower losses and strong financial flexibility,” said Michael D. Fraizer, chairman and chief executive officer. “We are encouraged by the multiple signs of stabilization and improvement in our served markets which combined with our focused growth strategies, engaged distribution relationships and risk reduction efforts position us well for improved results as we move ahead.”

Third Quarter Highlights

New Business Growth

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Retirement and Protection had sequential sales growth across its life, long term care (LTC) and variable annuity (VA) lines. In addition wealth management net flows increased for a second consecutive quarter bringing assets under management (AUM) to $18.0 billion with positive net flows continuing into October. These favorable trends resulted from a combination of new product introductions, distribution expansion, strong service execution and improved market conditions.

•	In International mortgage insurance, Australia flow new insurance written (NIW) grew nine percent[4] versus prior year to $8.9 billion, and Canada flow NIW increased 14 percent[4] sequentially.

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U.S. MI made a number of changes to underwriting guidelines in the third quarter that are expected to improve future NIW growth. In particular, 199 metropolitan statistical areas (MSAs) where Genworth had been restricting coverages to 90 percent loan to value (LTV) based on housing market conditions, were reopened to mortgages with 95 percent and lower LTVs. Underwriting guidelines remained more stringent in five states including California, Florida, Arizona, Nevada and Michigan.

[4]	Percentage change excludes the impact of foreign exchange.

Earnings Power & Risk Positions

•	Loss ratios improved sequentially in Canada and Australia mortgage insurance as well as in lifestyle protection.

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U.S. MI achieved three consecutive quarters of increased loss mitigation savings and decreased losses. U.S. MI had net loss mitigation savings of $224 million in the quarter, bringing the year to date total to $557 million. The company expects total year savings to be between $775 million and $825 million.

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U.S. MI new business effective pricing increased approximately 35 percent reflecting both the 2008 approximate 20 percent price increase as well as the benefit from new business not being subject to ceded premiums for lender captive reinsurance arrangements.

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Lifestyle protection earnings improved significantly over the second quarter as a result of lower claims volume as well as the impact of ongoing portfolio repricing and distributor agreement restructuring efforts.

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Mortgage insurance risk in force (RIF) in Spain continued to be reduced, dropping to $1.3 billion from $2.7 billion a year ago. In addition, as a result of actions completed after the close of the quarter, Spain RIF will be further reduced by at least an additional $340 million by year end. In total, European mortgage insurance RIF represented less than four percent of the total international mortgage insurance RIF at the end of the quarter.

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Genworth initiated a number of strategies to begin reinvesting operating company cash balances. This included redeploying cash at the operating companies, where cash totaled $5.8 billion at the end of the quarter, at yields accretive on average to the current portfolio rate. Given strong holding company liquidity and improved credit market conditions, approximately $2.5 billion to $3.5 billion of additional cash reinvestment is targeted over the next few quarters across the operating companies.

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Investment performance improved significantly in the quarter with year over year declines in realized and unrealized losses. Portfolio repositioning to decrease targeted risks continued, with over $1.5 billion of positions sold year to date which, coupled with improved credit market conditions, contributed to better performance. Net unrealized investment losses, net of tax, DAC and other adjustments, decreased to $1.4 billion from $3.0 billion in the prior year.

Capital Management & Flexibility

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On September 21, 2009, Genworth completed an equity offering with net proceeds of $622 million and 55.2 million shares issued, including the underwriters’ full exercise of their option to purchase additional shares, bringing total outstanding shares to 488.5 million.

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Holding company cash totaled $1.3 billion and included net proceeds associated with the Genworth MI Canada IPO and the equity offering. In addition, Genworth repurchased $73 million of long term debt during the quarter.

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Consolidated U.S. life companies ended the third quarter of 2009 with an estimated risk based capital (RBC) ratio of approximately 370 percent[5]. Genworth expects to end the year with an RBC ratio at or above 350 percent.

•	The risk to capital ratio in the U.S. mortgage insurance companies was 15.1:1[5] at the end of the quarter which provides flexibility to increase the level of attractive return new business.

•	The International segment ended the quarter with sound capital ratios in excess of regulatory required levels.

Segment Results

Net operating income (loss) presented in the tables below excludes net investment gains (losses) and other adjustments, net of taxes. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The percentage changes including the impact of foreign exchange are included in a table at the end of this press release.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

[5]	Company estimate for the third quarter of 2009, due to the timing of the filing of statutory statements.

Retirement and Protection

Retirement and Protection Net Operating Income (Loss) (in millions)	Q3 09	Q3 08
Life Insurance	$79	$63
Long Term Care	35	39
Wealth Management	8	12
Retirement Income
Fee-Based	16	(1)
Spread-Based	(8)	16
Institutional	(10)	49

Total Retirement and Protection	$120	$178

Sales (in millions)	Q3 09	Q3 08
Life Insurance	$50	$76
Long Term Care	53	64
Wealth Management
Gross Flows	1,372	1,230
Net Flows	468	183
Retirement Income
Fee-Based	217	596
Spread-Based	127	727
Institutional	—	458

Assets Under Management[6] (in millions)	Q3 09	Q3 08
Wealth Management	$17,992	$18,671
Retirement Income Fee-Based	8,067	7,710

Total Fee-Based	26,059	26,381

Retirement Income Spread-Based	19,457	20,236
Institutional	5,053	9,253

Total Spread-Based	24,510	29,489

Total Assets Under Management	$50,569	$55,870

Retirement and Protection earned $120 million compared with $178 million a year ago. Consolidated U.S. life companies ended the quarter with an estimated RBC ratio of approximately 370 percent5 , and are expected to end the year at or above 350 percent.

Life insurance earnings increased to $79 million from $63 million. Earnings in the current quarter included an annual review of actuarial assumptions that resulted in a $16 million favorable unlocking related to a refinement of assumptions for better mortality experience and lower reinsurance costs. Results in the quarter also reflected favorable mortality, offset partially by lower investment income. Total life sales decreased 34 percent from prior year primarily reflecting a decline in overall universal life industry sales. Genworth continued its transition to the “main street” life insurance market characterized by policy face sizes of $1 million and below resulting in lower comparable premium levels while achieving a 15 percent sequential increase in new term policies sold. Genworth recently introduced a new suite of life insurance products with more capital efficient designs which provide higher returns.

LTC earnings declined $4 million to $35 million, as profit emergence from favorable new block business growth was more than offset by higher claims primarily associated with lower death related terminations. Individual LTC sales decreased $15 million year over year, primarily from an overall decline in LTC sales across the industry, but sequentially increased $3 million from higher sales across all channels.

[6]	Assets under management represent account values, net of reinsurance, and managed third-party assets.

Wealth management earnings decreased from the prior year, driven by a 13 percent decline in average AUM to $17.0 billion from $19.5 billion. On a sequential basis, earnings increased $1 million reflecting growth in AUM. Net flows were positive for the second consecutive quarter improving to $468 million compared with $160 million in the second quarter. Net flows, combined with favorable market performance, resulted in a $2.1 billion sequential increase in AUM.

Retirement income fee-based earnings increased to $16 million from lower DAC amortization attributable to positive equity market performance during the quarter. This was partially offset by lower fees from a decline in average AUM for the VA product and higher taxes. On a sequential basis, earnings increased $5 million from $11 million as a result of improved equity market performance and lower taxes. Total VA sales grew 41 percent sequentially to $217 million. Recently, Genworth launched RetireReadySM One, a more streamlined retirement income VA product with improved risk characteristics and flexible features that enable a more customized guaranteed income strategy.

The retirement income spread-based business had a net operating loss of $8 million compared to income of $16 million in the prior year. In the prior year, earnings included a $15 million tax benefit that did not recur. Earnings in the current period reflected lower investment income associated with holding higher cash balances and $5 million of unfavorable DAC unlocking related to a refinement of assumptions for spreads. A significant portion of these higher cash balances is targeted for reinvestment as noted previously. Total spread-based AUM remained relatively flat sequentially ending at $19.5 billion. Genworth’s fixed annuity production in the quarter was down significantly and reflected a less attractive spread environment and a cautious stance regarding interest rates and related investment strategies. Going forward, fixed annuity production will remain targeted with a disciplined focus on risk adjusted returns.

Institutional had a net operating loss of $10 million from lower net investment spread associated with a decline in AUM and holding higher cash balances. The prior year quarter included $52 million of opportunistic repurchases of funding agreements backing notes (FABNs) at prices discounted to contract value as compared with only $2 million of similar transactions in the current quarter. AUM declined $0.5 billion sequentially to $5.1 billion, primarily reflecting scheduled maturities and the company’s decision not to offer new institutional contracts given the current market environment.

International

International Net Operating Income (Loss) (in millions)	Q3 09	Q3 08
Mortgage Insurance
Canada:
Net operating income	$70	$80
Less: net operating income attributable to noncontrolling interests	25	N/A

Net operating income available to Genworth’s common stockholders	45	80
Australia	42	48
Other International	(9)	(2)
Lifestyle Protection	18	40

Total International	$96	$166

International Sales (in billions)	Q3 09	Q3 08
Mortgage Insurance (MI)
Flow
Canada	$4.4	$8.0
Australia	8.9	8.7
Other International	0.9	2.0
Bulk
Canada	0.2	0.9
Australia	—	0.6
Other International	—	1.1

Total International MI	$14.4	$21.3

Lifestyle Protection	$0.5	$0.6

International earnings reflected sound mortgage insurance performance in Canada and Australia as housing markets improved and economies stabilized, a $25 million decrease in earnings as a result of the IPO of 42.5 percent of Genworth MI Canada and lower earnings in the lifestyle protection business associated primarily with higher unemployment related claims in Europe and lower consumer lending levels which reduced new business.

In Canada and Australia, a sequential lift in aggregate home prices were reported during the quarter, which continues the favorable trends the company observed since the beginning of the year. Government stimulus programs including lower interest rates, combined with enhanced housing affordability and increased home sales activity, contributed to home price improvement. After several consecutive quarters of job losses in both Canada and Australia, there were modest job gains in September. The unemployment rate7 in Canada ended the quarter at 8.4 percent, down from 8.7 percent in August 2009 and in Australia ended the quarter at 5.7 percent, down from 5.8 percent in August 2009.

[7]	Source: Statistics Canada and Australian Bureau of Statistics (ABS)

In Canada, operating earnings available to Genworth’s common stockholders were $45 million reflecting the minority stake IPO of Genworth MI Canada. Total Canadian operating earnings decreased 10 percent from the prior year primarily from increased losses associated with seasoning of the 2007 and 2008 books during a period of challenged economic conditions. On a sequential basis, total Canadian earnings increased 16 percent primarily from lower delinquencies. The loss ratio declined to 41 percent from 48 percent. The average reserve per delinquency increased to CDN$68,200 from CDN$62,800 in the second quarter primarily from continued housing market pressure in Alberta. Loss mitigation initiatives, where the company is partnering with lenders to work out loans for borrowers facing financial difficulty, increased during the quarter.

Flow NIW in Canada declined 40 percent from the prior year primarily as a result of lower levels of high LTV mortgage originations associated with economic conditions and weaker consumer confidence. On a sequential basis, flow NIW increased 14 percent associated primarily with seasonal growth in the high LTV market during the summer months.

The regulatory capital ratio in Canada increased sequentially to 147 percent5 from 140 percent and is in excess of the targeted 135 percent regulatory range. GAAP book value for the Canada MI business was $2.4 billion, of which $1.4 billion represented Genworth’s 57.5 percent ownership interest.

In Australia, earnings decreased six percent primarily from higher taxes compared with the prior year. Pre-tax operating income increased five percent from both higher premiums and lower losses. On a sequential basis, earnings increased 19 percent primarily as a result of lower losses. Continued growth in net premiums written was the result of the prior year price increase, ongoing strength of the high LTV market and increased account penetration. The loss ratio declined to 45 percent from 54 percent in the second quarter primarily from a decline in new delinquencies. Loss mitigation initiatives, where the company is partnering with lenders to work out loans for borrowers facing financial difficulty, increased during the quarter.

Australian flow NIW increased nine percent compared with the prior year, from both ongoing strength in the high LTV market and increased account penetration. Flow NIW was down seven percent sequentially reflecting a reduction in government first time homebuyer program benefits and rising interest rates. Australia completed implementation of an approximate 20 percent average price increase in the third quarter which followed a 17 percent average price increase in 2008. During the quarter, the company expanded its relationship with a large existing lender to capture additional origination volume.

The regulatory capital ratio in Australia increased sequentially to 130 percent5 and is in excess of the minimum capital requirement of 120 percent. GAAP book value for Australia mortgage insurance at the end of the quarter was $1.5 billion.

Other international mortgage insurance had a $9 million net operating loss primarily from increased reserves per delinquencies reflecting emerging experience. RIF in Spain was reduced to $1.3 billion from $2.7 billion a year ago and will be further reduced by at least an additional $340 million by year end. Total flow NIW decreased 55 percent reflecting market conditions, tightened underwriting and active risk management.

Lifestyle protection earnings decreased to $18 million primarily from increased claims associated with unemployment related policies in Europe, particularly in Spain and Ireland. On a sequential basis, earnings increased from $4 million to $18 million as the loss ratio decreased to 27 percent from 34 percent in the second quarter. New claim registrations for unemployment related policies in Europe peaked in March, and have subsequently trended downward. Total new claim registrations declined across Europe by 35 percent since March. Significant price or distribution contract changes have been made or are in the process of implementation across both new and eligible in force policies, with the majority of these actions expected to be completed by year end. Collectively, these strategies will help absorb the impact of current and future economic exposures and are expected to improve future results.

Total lifestyle protection sales decreased 16 percent as a result of the stressed economic environment in Europe and related lower consumer lending along with selective risk management actions. Initiatives to expand lifestyle protection lender distribution relationships have been successful, with over 46 new distribution agreements completed year to date with new and existing clients.

In lifestyle protection, the regulatory capital ratio was relatively flat sequentially at 210 percent5, more than twice the regulatory requirement.

U.S. Mortgage Insurance

U.S. Mortgage Insurance	Q3 09	Q3 08
Net Operating Loss	$(116)	$(121)
(in millions)

Primary Insurance In Force	$149.5	$175.3
(in billions)

Primary Risk In Force	$32.6	$36.5
(in billions)

Primary Sales (in billions)	Q3 09	Q3 08
Flow	$1.5	$6.2
Bulk	0.5	0.1

Total Primary Sales	$2.0	$6.3

U.S. Mortgage Insurance had a $116 million net operating loss which included a $62 million charge from a previously announced settlement of an arbitration proceeding with a lender. Excluding this item, loss mitigation savings and a favorable adjustment to loss reserves associated with current loss mitigation experience were more than offset by higher incurred losses in the quarter.

Primary insurance in force declined by $25.8 billion versus the prior year from a combination of lower NIW, rescissions and higher paid claims. Primary NIW declined by $4.3 billion to $2.0 billion from the prior year as a result of the smaller market size and the company’s tighter set of product offerings and underwriting guidelines. U.S. MI made a number of changes to underwriting guidelines in the third quarter that are expected to support future NIW growth. In particular, 199 MSAs where Genworth had been restricting coverages to 90 percent LTV based on housing market conditions, were reopened to mortgages with 95 percent and lower LTVs. Underwriting guidelines remained more stringent in California, Florida, Arizona, Nevada and Michigan. Flow persistency decreased four points to 84 percent versus the prior year.

Gross flow losses declined to $219 million from $385 million sequentially from a reduction in loss reserves associated with current loss mitigation experience. On a net basis, adjusting for $49 million of reinsurance benefits, losses declined to $170 million from $308 million.

Gross bulk losses increased sequentially from $63 million to $176 million of which $95 million was related to the legal settlement and $81 million was primarily related to government sponsored enterprise (GSE) Alt-A business where losses exceeded deductible levels.

Flow delinquencies totaled approximately 100,200 and increased on a sequential basis from both seasonal factors and a decline in cured delinquencies. The company has experienced a lag in the rate at which delinquent loans proceed to foreclosure due to various local and lender foreclosure delays as well as servicer and court-related backlog issues. As these delays end, loans may eventually go through foreclosure and move to paid claims or be impacted beneficially by government or lender modification programs.

The flow average reserve per delinquency decreased sequentially to $20,000 from $22,900 primarily from an adjustment to reserves reflecting loss mitigation experience and to a lesser extent from a geographic shift in the mix of delinquencies. As a result of the significant increase in loss mitigation activities and savings during 2009, Genworth adjusted reserves to reflect the current experience on certain delinquent loans. In addition, this is the second sequential quarter of decline in the reserve per delinquency reflecting a shift of delinquencies from a concentration in higher loan balance states and among alternative products to prime borrowers across the nation pressured by the impact of increasing unemployment.

Loss mitigation activities, including workouts, presales and policy rescissions, net of reinstatements, resulted in $224 million of savings during the third quarter, bringing year to date savings to $557 million. Loss mitigation efforts continue to expand, with additional execution and resources, coupled with the growing intensity of loan modification activities estimated to generate savings between $775 million and $825 million for total year 2009.

Based upon reporting from the GSEs and certain servicers, Genworth estimates that there are approximately 11,500 delinquent loans that are currently pending within the U.S. Department of the Treasury’s Homeowner Assistance Modification Program (HAMP). These, along with additional future modifications, are expected to have a more significant impact on loss mitigation savings in 2010.

Genworth continued to generate targeted levels of new business production with a focus on high quality underwriting and maintaining sound capital levels. Flow NIW decreased six percent sequentially to $1.5 billion, as mortgage insurance market penetration declined significantly in the quarter and the impact from underwriting and guideline restrictions initiated throughout 2008 continued. Given its sound capital position, the company sees opportunities to selectively increase NIW, particularly given the guideline changes made during the third quarter.

Risk to capital increased slightly on a sequential basis to 15.1:15 from 14.8:1 from the statutory loss, new business production and higher persistency.

Corporate and Other

Corporate and Other (in millions)	Q3 09	Q3 08
Net Operating Loss	$(19)	$(3)

Corporate and other operating loss increased to $19 million primarily from lower expenses in the third quarter of 2008.

Investments

The net loss in the third quarter included net investment losses of $62 million, net of tax and other adjustments, including $127 million of net other-than-temporary impairments, $12 million of gains on derivatives used for risk management purposes and $28 million of net realized gains from asset sales.

Credit related impairments totaled $127 million and were primarily comprised of:

•	$47 million from financial hybrid securities;

•	$47 million from sub-prime and Alt-A residential mortgage-backed securities (RMBS);

•	$16 million from other structured securities, with $13 million related to prime RMBS; and

•	$15 million from other corporate securities.

Net unrealized investment losses were $1.4 billion, net of tax, DAC and other items, as of September 30, 2009, a decline from $3.0 billion as of June 30, 2009. The fixed maturity securities portfolio had gross unrealized investment losses of $4.0 billion compared to $6.0 billion at the end of the second quarter and gross unrealized investment gains of $1.6 billion compared to $0.8 billion at the end of the second quarter.

Derivatives Hedging Activity

Third quarter included $12 million of gains on derivatives associated with guaranteed minimum withdrawal benefit variable annuities and a change in market value related to credit derivatives, offset by modest losses on the company’s capital hedges.

Stockholders’ Equity

Stockholders’ equity as of September 30, 2009 increased to $12.4 billion, or $25.42 per share, compared with $10.5 billion, or $24.24 per share, as of September 30, 2008. Stockholders’ equity, excluding accumulated other comprehensive income (loss), as of September 30, 2009 increased to $12.4 billion, or $25.37 per share, compared with $12.3 billion, or $28.44 per share, as of September 30, 2008.

About Genworth Financial

Genworth Financial, Inc. (NYSE:GNW) is a leading Fortune 500 global financial security company. Genworth has more than $100 billion in assets and employs approximately 6,000 people with a presence in more than 25 countries. Its products and services help meet the investment, protection, retirement and lifestyle needs of more than 15 million customers. Genworth operates through three segments: Retirement & Protection, U.S. Mortgage Insurance and International. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit Genworth.com. From time to time Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of Genworth.com.

Conference Call and Financial Supplement Information

This press release and the third quarter 2009 financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on October 30, 2009 at 9 a.m. (ET) to discuss the quarter’s results. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s October 30 conference call is 888 857.6931 or 719 325.2122 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); passcode 4289665. The replay will be available through November 13, 2009.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of its segments and Corporate and Other activities. A significant component of the net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that net operating income (loss), and measures that are derived from or incorporate net operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) is not a substitute for GAAP net income (loss). In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) during the periods presented in this press release. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) for the three months ended September 30, 2009 and 2008.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance. Management regularly monitors and reports the sales metric as a measure of volume of new and renewal business generated in a period. “Sales” refer to (1) annualized first-year premiums for term life insurance, long term care insurance and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable products; (3) gross and net flows, which represent gross flows less redemptions, for the wealth management business; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where we earn a fee for administrative services only business, for lifestyle protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums, net of cancellations, for the Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than measures of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the financial statements. Insurance in force for the life insurance, international and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. Risk in force for the international and U.S. mortgage insurance businesses is a measure that recognizes that the loss on any particular mortgage loan will be reduced by the net proceeds received upon sale of the underlying property. The company considers assets under management for its wealth management business, insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date, rather than measures of the company’s revenues or profitability during that period.

This press release also includes a metric related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, borrower loan modifications, repayment plans, lender- and borrower-titled presales and other loan workouts and claim mitigation actions. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications, presales and other cure related loss mitigation actions, the estimated savings represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this metric helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including adverse capital and credit market conditions, downturns and volatility in equity and credit markets, downgrades in the company’s financial strength or credit ratings, the impact of the U.S. government’s plan to purchase illiquid mortgage-backed and other securities, the company’s ability to access the U.S. government’s financial support programs, interest rate fluctuations, the valuation of fixed maturity, equity and trading securities, defaults, downgrades or impairments of fixed maturity securities portfolio, goodwill impairments, the soundness of other financial institutions, the inability to access the company’s credit facilities, declines in risk based capital, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, intense competition, availability and adequacy of reinsurance, defaults by counterparties, loss of key distribution partners, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, the failure or any compromise of the security of the company’s computer systems and the occurrence of natural or man-made disasters or a pandemic;

•

Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, reputational risks as a result of rate increases on certain in force long term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements and the failure of demand for long term care insurance to increase as expected;

•

Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, unexpected increases in mortgage insurance default rates or severity of defaults, decreases in the volume of high loan to value international mortgage originations, increased competition with government owned and government sponsored enterprises offering mortgage insurance and changes in regulations;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including the company’s review of strategic alternatives for the segment, increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions or a decline in home price appreciation, the effect of the conservatorship of Fannie Mae and Freddie Mac on mortgage originations, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, increases in the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, increased competition with government owned and government sponsored enterprises offering mortgage insurance, changes in regulations, legal actions under the Real Estate Settlement Practices Act of 1974, potential liabilities in connection with the company’s U.S. contract underwriting services, the extent to which the company may continue to realize benefits from rescissions and the extent to which loan modifications and other similar programs may provide benefits to Genworth;

•

Other risks, including the possibility that in certain circumstances we will be obligated to make payments to General Electric Company (GE) under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuation.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248 alicia.charity@genworth.com

Media:	Al Orendorff, 804 662.2534
alfred.orendorff@genworth.com

Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2009	2008
Revenues:
Premiums	$1,492	$1,735
Net investment income	759	918
Net investment gains (losses)	(122)	(816)
Insurance and investment product fees and other	262	331

Total revenues	2,391	2,168

Benefits and expenses:
Benefits and other changes in policy reserves	1,450	1,497
Interest credited	225	319
Acquisition and operating expenses, net of deferrals	484	515
Amortization of deferred acquisition costs and intangibles	143	208
Interest expense	96	125

Total benefits and expenses	2,398	2,664

Loss before income taxes	(7)	(496)
Benefit for income taxes	(52)	(238)

Net income (loss)	45	(258)
Less: net income attributable to noncontrolling interests	26	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$19	$(258)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.04	$(0.60)

Diluted	$0.04	$(0.60)

Weighted-average common shares outstanding:
Basic	448.9	433.1

Diluted	451.6	433.1

Supplemental disclosures:
Total other-than-temporary impairments	$(285)	$(577)
Portion of other-than-temporary impairments included in other comprehensive income (loss)	89	—

Net other-than-temporary impairments	(196)	(577)
Other investment gains (losses)	74	(239)

Total net investment gains (losses)	$(122)	$(816)

Reconciliation of Net Operating Income to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2009	2008
Net operating income:
Retirement and Protection segment	$120	$178
International segment	96	166
U.S. Mortgage Insurance segment	(116)	(121)
Corporate and Other	(19)	(3)

Net operating income	81	220
Adjustment to net operating income:
Net investment gains (losses), net of taxes and other adjustments	(62)	(478)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	19	(258)
Add: net income attributable to noncontrolling interests	26	—

Net income (loss)	$45	$(258)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.04	$(0.60)

Diluted	$0.04	$(0.60)

Net operating earnings per common share:
Basic	$0.18	$0.51

Diluted	$0.18	$0.51

Weighted-average common shares outstanding:
Basic	448.9	433.1

Diluted	451.6	433.1

Condensed Consolidated Balance Sheets

(Amounts in millions)

	September 30, 2009	December 31, 2008
Assets
Cash, cash equivalents and invested assets	$69,832	$68,676
Deferred acquisition costs	7,414	7,786
Intangible assets	961	1,147
Goodwill	1,324	1,316
Reinsurance recoverable	17,308	17,212
Deferred tax and other assets	1,281	2,037
Separate account assets	10,712	9,215

Total assets	$108,832	$107,389

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$29,251	$28,533
Policyholder account balances	29,381	34,702
Liability for policy and contract claims	6,415	5,322
Unearned premiums	4,808	4,734
Deferred tax and other liabilities	6,990	7,108
Non-recourse funding obligations	3,443	3,455
Short-term borrowings	930	1,133
Long-term borrowings	3,457	4,261
Separate account liabilities	10,712	9,215

Total liabilities	95,387	98,463

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,028	11,477
Accumulated other comprehensive income (loss):
Net unrealized investment gain (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	(1,121)	(4,038)
Net unrealized gains (losses) on other-than-temporarily impaired securities	(280)	—

Net unrealized investment gains (losses)	(1,401)	(4,038)

Derivatives qualifying as hedges	1,013	1,161
Foreign currency translation and other adjustments	411	(185)

Total accumulated other comprehensive income (loss)	23	(3,062)
Retained earnings	3,065	3,210
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	12,417	8,926
Noncontrolling interests	1,028	—

Total stockholders’ equity	13,445	8,926

Total liabilities and stockholders’ equity	$108,832	$107,389

Impact of Foreign Exchange on Operating Results8

Three months ended September 30, 2009

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[9]
Canada Mortgage Insurance (MI):
Total Canada MI Operating Income	(13)%	(10)%
Total Canada MI Operating Income (3Q09 compared to 2Q09)	21%	16%
Flow new insurance written	(45)%	(40)%
Flow new insurance written (3Q09 compared to 2Q09)	22%	14%

Australia MI:
Net operating income	(13)%	(6)%
Net operating income (3Q09 compared to 2Q09)	31%	19%
Pre-tax operating income	(3)%	5%
Flow new insurance written	2%	9%
Flow new insurance written (3Q09 compared to 2Q09)	2%	(7)%

Other International MI:
Flow new insurance written	(55)%	(55)%

Lifestyle Protection:
Sales	(23)%	(16)%

[8]	All percentages are comparing the third quarter of 2009 to the third quarter of 2008 unless otherwise stated.
[9]	The impact of foreign exchange was adjusted using the comparable prior period exchange rates.